Exhibit 10.6

Consulting Agreement

THIS AGREEMENT made as of the January 21st, 2014(the “Effective Date”)

BETWEEN:	MADIBA HOLDING CORPORATION
A consultant incorporated pursuant to the laws of the Province of Ontario
(the “Consultant”)

OF THE FIRST PART

AND:	CANADA CANNABIS CORP.
A Client incorporated pursuant to the laws of the province of Ontario
(the “Client”)

OF THE SECOND PART

WHEREAS the Client has agreed to retain the Consultant to provide consulting services in respect of the Client’s business upon the terms of this agreement (the “Agreement”).

THE PARTIES THEREFORE AGREE AS FOLLOWS:

1.           Term – The term of this Agreement is indefinite, subject to the termination provisions.

2.           Services – The Client hereby agrees to retain the Consultant, and the Consultant hereby agrees to be retained by the Client, as Employee as the Chief Operating Officer (“COO”) of the Employer, and the Employee hereby agrees to accept employment with the Employer as the COO, with all managerial and executive duties and responsibilities commensurate with such a position, all on the terms and conditions set out in this Agreement. (collectively, the “Consulting Services”).

3.           Reporting –The Consultant will report to the Chief Executive Officer of the Client until and unless the reporting relationships, duties, and responsibilities are changed by the Client in the Client’s sole discretion. Using best efforts, the Consultant shall devote such time to the performance of the Consulting Services as may be necessary to provide them satisfactorily.

4.           Fees – The Client agrees to pay the Consultant CAD $10,000 (ten thousand Canadian dollars) per month (plus HST) payable in arrears, on the first day of each month subsequent to the month for which the fees were earned. The fees may increase, from time to time, as agreed upon by both parties, and such increases shall not change any other term of this Agreement. The Client agrees to reimburse the Consultant for all reasonable expenses incurred in the provision of the Consulting Services, upon the submission by the Consultant of appropriate receipts.

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5.           Confidential Information – The Consultant acknowledges and agrees that by virtue of the Consultant’s relationship with the Client, the Consultant will acquire information about certain matters which are confidential to the Client, which confidential information is the exclusive property of the Client. “Confidential Information” includes any and all oral or written information and trade secrets which are known or used by the Client in connection with its business including:

a.
algorithms, formulae, flow charts, sketches, schematics, drawings, models, plans, specifications, computer programs, source codes, documentation, employed in the various computer software programs which are owned, licensed or distributed by the Client;

b.	any plan, model or study belonging to the Client;
c.	all inventions, designs, ideas, programs, works, creations, compilations of information and analyses belonging to the Client;
d.	manuals, training programs and other documents and procedures developed or employed by the Client;
e.	information which is provided to the Client by third parties on the understanding that such information shall be kept in confidence; and
f.	customer and supplier lists, prospective customers, business plans, marketing strategies and ideas concerning future products.

6.           Non-Disclosure—The Consultant acknowledges that the Confidential Information could be used to the detriment of the Client and that the disclosure could cause harm to the Client. Accordingly, the Consultant undertakes to treat confidentially all confidential information and not to disclose it to any third party at any time (except as may be necessary in the proper fulfillment of this or any other Agreement he may have with the Client or as may be required by law or a tribunal of competent jurisdiction) unless the Consultant has express written permission in advance from the Client. All of the Consultant’s obligations of confidentiality under this Agreement survive the termination of this Agreement, no matter how or by whom it is terminated.

7.           Rights to Work Product – The Consultant shall have all intellectual property rights (including copyright and patent rights) with respect to all materials developed by the Consultant under this Agreement and the Client is hereby granted a non-exclusive licence to use and employ such materials within the Client’s business during the term of this Agreement. The Client undertakes not to disclose any of the Consultant’s work product (whether oral or written) to any third party at any time, including after the termination of this Agreement (no matter how or by whom it is terminated).

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8.           Warranty –The Consultant makes no warranties, whether written, oral or implied. In no event shall the Consultant be liable for special or consequential damages, either in contract or tort, whether or not the possibility of such damages has been disclosed to the Consultant or could have been reasonably foreseen by the Consultant, and in the event this limitation of damages is held unenforceable then the parties agree that by reason of the difficulty in foreseeing possible damages all liability to the Client shall be limited to $500.00 as liquidated damages and not as a penalty.

9.          Indemnity – The Client shall indemnify the Consultant against all claims (including legal fees on a solicitor-and-client scale) arising out of or relating to this Agreement.

10.        Assignment –This Agreement may not be assigned by either party without the prior written consent of the other party.

11.        Independent contractor – The parties specifically agree that the Consultant is an independent contractor and is not in any manner an employee, joint venturer or partner of the Client.

12.        Hours – The hours the Consultant is to work on any given day will be entirely within the Consultant’s control and the Client will rely upon the Consultant to work such hours as are reasonably necessary to fulfill this Agreement.

13.        Other Retainers – The Consultant shall not provide consulting services to any business or other entity that is competitive with the Client’s business during the term of this Agreement.

14.        Termination – The Consultant may terminate this Agreement by providing to the Client 3 (three) months’ written notice in advance. The Client may terminate this Agreement at any time, provided that the Client:

(a)	advises the Consultant in writing of the termination; and
(b)	immediately upon termination pays the Consultant 12 (twelve) months’ fees (plus applicable HST) along with reimbursement for any outstanding expenses.

15.        Return of property—Upon termination of this Agreement each party shall at once deliver or cause to be delivered to the other party all books, documents, effects, money, securities or other property belonging to the other or for which the other is liable to third parties, which are in the possession, charge, control or custody of each party.

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16.        Non-Competition—The Consultant shall not engage in any “Competitive Activity” directly or indirectly either during the term of this Agreement or for one year from the date of termination of this Agreement (except with the prior consent in writing from the Client). ‘Competitive Activity” includes:

a.
being an employee, officer, director, stockholder, principal, associate, partner, consultant, owner, agent, creditor, independent contractor or co-venturer of, or engaging or participating in any other individual representative capacity whatsoever, in the conduct or management of, or owning or having any stock or other proprietary or financial interest in, or any other way being interested in or associated with any other corporation, firm, or business engaged in business that is fundamentally competitive to the Client’s business, except that the Consultant shall be free without such consent to own up to 10% of the capital stock of corporations whose securities are publicly owned and regularly traded on any exchange or in the over-the-counter market;

b.
performing any consulting services to any third party which is engaged in a Competitive Activity without the written approval of a duly authorized representative of the Company, which approval the Company hereby agrees not to unreasonably withhold; and

c.
selling to, accepting, causing, attempting to cause or otherwise authorizing any other person or entity to sell to or accept, for or on behalf any party, any such business from any such customers or prospects of the Company, except as delineated above.

17.        Non-Solicitation— The Consultant shall not directly or indirectly either during the term of this Agreement or for one year from the date of termination of this Agreement (except with the prior consent in writing from the Client):

a.
solicit, or cause or authorize any other person or entity to solicit any party, persons or entities who are customers or prospects of the Client for any business similar to the business transacted by the Client; ; and

b.
solicit, attempt to cause, cause or authorize any other person or entity to solicit, any employee, consultant or contractor of the Client or any other person, who is under contract with or rendering services to the Client, to terminate his employment by, or consulting or contractual relationship with the Client, or to refrain from extending or renewing the same (upon the same or new terms), to refrain from rendering services to the Client, or to become employed or retained by or to enter into contractual relations with persons or entities other than the Client.

18.         Severing Provisions – If any provision of this Agreement shall be deemed void or invalid by a tribunal of competent jurisdiction, the remaining provisions shall remain in full force and effect.

19.         Entire agreement – This Agreement constitutes the entire agreement between the parties regarding their relationship and supersedes any prior agreement (written or oral, express or implied). The parties release and discharge each other from any claim related to any prior agreement.

20.         Changing Agreement – Any modification of this Agreement must be in writing and signed by both parties.

21.        Governing Law—This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

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IN WITNESS WHEREOF the Parties hereto have executed this Agreement

) ) )
)	/s/ Benjamin Ward
) ) ) ) ) )	Canada Cannabis Corp. Per: Benjamin Ward, CEO I have authority to bind the corporation CLIENT

)
)	/s/ John Esteireiro
)	MADIBA HOLDING CORPORATION
Per: John Esteireiro
)	I have authority to bind the corporation

)	CONSULTANT
) )

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